Exhibit 2

                           CERTIFICATE OF DESIGNATION

                                       OF

                     SECURITY FIRST TECHNOLOGIES CORPORATION

                     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on September 25, 1998, by the Board of Directors (the "Board") of SECURITY FIRST TECHNOLOGIES CORPORATION, a Delaware corporation (the "Corporation") acting pursuant to the authority granted to the Board in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

                     RESOLVED, that pursuant to authority expressly granted to, and vested in, the Board by the provisions of the certificate of incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created a Series B Preferred Stock, as set forth below in this Certificate of Designation.

                     SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

                     The Corporation is hereby authorized to issue 749,064 shares of preferred stock, authorized pursuant to Section 4.3 of the Corporation's Certificate of Incorporation, as a series of preferred stock, which series shall be designated "Series B Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock") and shall have the following rights and preferences:

                     1.    Dividends

                     The holders of record of shares (the "Holders") of the Series B Preferred Stock shall not have any preference with respect to dividends over the holders of the Common Stock, but shall participate fully and equally, on a share for share basis, with the Common Stock, with respect to the payment of any and all dividends or other distributions, whenever declared and whether paid or payable in cash, the capital stock of the Corporation, the capital stock of any other entity, or any other property.

                     2.    Voting

                     Except as otherwise provided by law and except as hereinafter provided, the Holders of the Series B Preferred Stock shall have no voting rights and shall not be entitled to notice of meetings of shareholders, and the exclusive voting power of the Corporation shall be vested in the holders of the Common Stock.


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Notwithstanding the foregoing, the Holders of the Series B Preferred Stock shall be entitled to the following specific limited voting rights:

                          (a)    The  Holders  of the Series B  Preferred  Stock
shall be entitled to vote, as a separate class, with respect to (i) any amendment or repeal of any of the provisions of the Certificate of Incorporation or this Certificate of Designation, which would change the specific terms of the Series B Preferred Stock, as set forth in this Certificate of Designation (or in any supplementary sections hereto) so as to have an adverse effect on the rights of the Series B Preferred Stock, including any amendment which would create or enlarge any class or series ranking prior to the Series B Preferred Stock in rights and preferences (provided, however, that an amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving entity in a merger or consolidation for the Corporation, shall not be considered to be such an adverse effect), and (ii) the approval of a merger or consolidation of the Corporation with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of the properties or business of the Corporation in exchange for securities of a corporation other than the Corporation if the Series B Preferred Stock is to be exchanged for securities of such other corporation and if the terms of such securities are less favorable in any respect to the holders thereof than the specific terms of the Series B Preferred Stock as set forth in this Certificate of Designation (or any supplementary section hereto). No such amendment, repeal, merger, consolidation, sale, lease, or conveyance shall be approved or adopted without the affirmative vote, at a meeting duly called for that purpose and upon notice duly given to the Holders of the Series B Preferred Stock, or the written consent with or without a meeting, of the Holders of at least two-thirds of the shares of the Series B Preferred Stock then outstanding, together with any other vote or consent of the holders of other classes of the capital stock of the Corporation as may be required; and

                          (b)    The  Holders  of the Series B  Preferred  Stock
shall be entitled to vote, along with the holders of the shares of Common Stock, on the basis as if the Series B Preferred Stock had been converted to shares of Common Stock pursuant to Section 4 hereof, on (i) any merger, acquisition, consolidation or other business combination involving the Corporation and another business entity, (ii) the sale, lease or conveyance (other than by mortgage or pledge) of all or substantially all of the assets or properties of the Corporation and (iii) any voluntary dissolution or liquidation of the Corporation; it being understood, however, that the Holders of Series B Preferred Stock shall be entitled to vote under the circumstances described in
(i) and (ii) above only if the holders of Common Stock are so entitled.

                  3.       Redemption.

                           (a)   At any time  before the second  anniversary  of
the Closing Date (as defined in the Stock Purchase Agreement, by and among Security First Network Bank ("SFNB"), Security First Technologies Corporation and State Farm


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


Mutual Life Insurance Company, dated as of June 29, 1998)(the "Agreement), the Corporation shall have the option to redeem this Series B Preferred Stock by (a) providing the Holder with written notice of its intention to redeem this Series B Preferred Stock, which notice shall state the redemption date (the "Redemption Date") and which shall be delivered to the Holder 10 business days prior to the Redemption Date, and (b) delivering to the Holder on the Redemption Date by wire transfer of immediately available U.S. funds the amount of cash (the "Redemption Price") equal to (i) the product of (x) $10,000,000, multiplied by (y) the Two-Year Interest Rate (defined below), multiplied by (z) the Annualization Factor (defined below), plus (ii) $10,000,000. For purposes of this section 3(a), the term "Two-Year Interest Rate" means the percentage rate for the two-year U.S. Treasury Bill set forth in the Wall Street Journal at the Closing Date, and the term "Annualization Factor" means a fraction, the numerator of which is the number of days between the Closing Date and the Redemption Date and the denominator of which is 365.

                  (b) Upon the mailing of the notice pursuant to section 3(a) of this Certificate of Designation and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price and subject to the provisions of this Certificate of Designation) such shares shall no longer be deemed to be outstanding, and all rights of the Holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease.

                  4.       Conversion

                  At any time after the second anniversary of the Closing Date, the Holders of the Series B Preferred Stock shall have the option to convert all (but not fewer than all) of such shares into shares of Common Stock of the Corporation, pursuant to the following terms and conditions:

                           (a) The shares of Series B  Preferred  Stock shall be
convertible into that number of shares of the Corporation's Common Stock equal to (x) 10,000,000, divided by (y) the "Conversion Price," which is the product of (i) 1.4 and (ii) $13.350 which amount equals the average closing asking price per share of SFNB's common stock (or the Corporation's Common Stock if SFNB is then dissolved, or a combination of both), as quoted on the Nasdaq Stock Market National Market Tier, for each of the 10 trading days preceding the business day immediately before the Closing Date under the Agreement.

                           (b) The  option to  convert  shares  of the  Series B
Preferred Stock into shares of Common Stock of the Corporation shall be exercisable by delivering the certificate or certificates for the shares to be converted, properly endorsed to the Corporation or in blank, along with a written notice of its intention to convert such shares, to the Secretary of the Corporation at the home office of the Corporation. The conversion of the shares of Series B Preferred Stock shall be

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

effective as of the date on which the Corporation receives such both certificate or certificates and such notice of conversion.

                           (c) All  shares  of  Common  Stock  issued  upon  the
conversion of any shares of Series B Preferred Stock shall be fully paid and non-assessable.

                           (d) The  number  of  shares  of  Common  Stock of the
Corporation into which the shares of Series B Preferred Stock can be converted shall be subject to adjustment from time to time as follows:

                                 (i) If, at any time after the issuance of any shares of Series B Preferred Stock, the Corporation pays or makes a dividend or other distribution on any class of capital stock of the Corporation in Common Stock of the Corporation, then the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be increased by multiplying such number by a fraction, the denominator of which is the number of shares of such Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator of which is the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                                 (ii) If, at any time after the issuance of any shares of Series B Preferred Stock, the outstanding shares of Common Stock of the Corporation are subdivided into a greater number of such shares, then the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be proportionately increased, and, conversely, if, at any time after the issuance of any shares of Series B Preferred Stock, the outstanding shares of Common Stock of the Corporation are combined into a smaller number of such shares, then the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                                 (iii) The reclassification (including any reclassification upon a merger in which the Corporation is the continuing corporation) of the Common Stock of the Corporation into securities, including other than shares of such Common Stock, shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of the Common Stock of the Corporation outstanding immediately prior to such reclassification into the number of shares of such Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be


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

          deemed to be the day upon which such subdivision or combination becomes effective, within the meaning of subparagraph (ii) above.

                  5.       Liquidation

                  In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Holders of the shares of Series B Preferred Stock shall be entitled to share ratably, without distinction as to class, in all of the assets of the Corporation available for distribution to shareholders.

                  6.       Reservation of Common Stock

                  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall maintain a sufficient number of authorized but unissued shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock into shares of Common Stock.

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





                  IN WITNESS WHEREOF, SECURITY FIRST TECHNOLOGIES CORPORATION has caused this Certificate of Designation to be made under the seal of the Corporation and signed by James S. Mahan, III, its Chief Executive Officer and President, and attested by Robert F. Stockwell, its Secretary, this 29th day of September, 1998.

                                    SECURITY FIRST TECHNOLOGIES CORPORATION

                                    By:      /s/ James S. Mahan, III
                                        ----------------------------------------
                                           Chief Executive Officer and President

[SEAL]

Attest:

/s/ Robert F. Stockwell
-----------------------------
Secretary
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